Exhibit 11.1

	CPI Corp.
	Computation of Per Common Share Earnings (Loss) - Diluted
	(Unaudited)

thousands, except share and per share data
	16 Weeks Ended				40 Weeks Ended
	November 12, 2005		November 13, 2004		November 12, 2004		November 13, 2004
Diluted:
Net loss applicable to common shares:
From continuing operations	$(3,098)		$(13,438)		$(8,173)		$(27,607)
From discontinued operations	-		(7)		-		(3,744)

Net loss	$(3,098)		$(13,445)		$(8,173)		$(31,351)

Shares:
Weighted average number of common
shares outstanding	18,511,008		18,423,933		18,485,993		18,403,416
Shares issuable under employee stock
plans - weighted average	-	*	-	**	-	***	-	****
Diluted effect of exercise of certain
stock options	-	*	-	**	-	***	-	****
Less: Treasury stock-weighted
average	(10,639,543)		(10,672,236)		(10,639,543)		(10,476,110)

Weighted average number of common and common equivalent shares
outstanding	7,871,465		7,751,697		7,846,450		7,927,306

Net loss per common and common
equivalent shares:

From continuing operations	$(0.39)		$(1.73)		$(1.04)		$(3.48)
From discontinued operations	-		-		-		(0.47)

Net loss	$(0.39)		$(1.73)		$(1.04)		$(3.95)

*	The effect of stock options in the amount of 20,111 shares were not considered as the effect is antidilutive.

**	The effect of 17,003 shares issuable under employee stock plans were not considered as the effect is antidilutive.

***	The effect of stock options in the amount of 17,255 shares and 10,202 shares issuable under employee stock plans were not considered as the effect is antidilutive.

****	The effect of stock options in the amount of 21,916 shares and 17,137 shares issuable under employee stock plans were not considered as the effect is antidilutive.